UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 12, 2021

ADTALEM GLOBAL EDUCATION INC.
(Exact name of registrant as specified in its charter)

Delaware	001-13988	36-3150143
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 West Monroe
Chicago, IL		60661
(Address of principal executive offices)		(Zip Code)

(866) 374-2678
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock $0.01 Par Value	ATGE	New York Stock Exchange
Common Stock $0.01 Par Value	ATGE	Chicago Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

Credit Agreement and Supplemental Indenture

The information set forth in Item 2.03 is incorporated herein by reference.

Item 1.02	Termination of a Material Definitive Agreement.

On August 12, 2021 (the “Closing Date”), Adtalem Global Education Inc. (the “Company”) repaid in full all outstanding indebtedness and obligations under and terminated the Prior Facility (as defined below).

Item 2.01	Completion of Acquisition or Disposition of Assets.

As previously disclosed, the Company entered into a Membership Interest Purchase Agreement, dated as of September 11, 2020 (as amended from time to time, the “Agreement”), with Laureate Education, Inc. (“Seller”).  On the Closing Date, the Company completed its acquisition from Seller of all of the issued and outstanding equity interests in Walden e-Learning, LLC (“e-Learning”), and its subsidiary, Walden University, LLC (together with e-Learning, “Walden”), in exchange for an aggregate purchase price of approximately $1.480 billion in cash, subject to certain adjustments set forth in the Agreement (the “Acquisition”).  The Company funded the purchase price with a combination of (i) loans under the Term Facility (as defined below), (ii) the proceeds from the sale of the Notes (as defined below) issued by a subsidiary of the Company and (iii) cash on hand.

The foregoing description of the Acquisition does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement, a copy of which is filed as Exhibits 2.1 and 2.2 hereto, and are incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Credit Agreement

On the Closing Date, the Company entered into a new credit agreement (the “Credit Agreement”) among the Company, as borrower, the lenders party thereto and Morgan Stanley Senior Funding, Inc., as administrative agent and collateral agent.  The Credit Agreement provides for senior secured credit facilities in the form of $850.0 million in aggregate principal amount of term loans (the “Term Facility”) and $400.0 million of revolving capacity (with a $400.0 million sublimit for letters of credit and a $50.0 sublimit for swingline loans) (the “Revolving Facility, and together with the Term Facility, the “Credit Facility”).  The proceeds from the Term Facility, together with cash on hand, were used to (i) prepay in full all amounts outstanding under that certain credit agreement, dated as of April 13, 2018 (as amended from time to time, the “Prior Facility”), among the Company, the lenders from time to time party thereto and Bank of America, N.A., as administrative agent, (ii) consummate the Acquisition and (iii) pay fees and expenses related to the prepayment of the Prior Facility and the consummation of the Acquisition.  The proceeds from the Revolving Facility will be used to finance ongoing working capital needs and for general corporate purposes.  As a result of such prepayment, the Prior Facility was terminated and the guarantees and all liens granted thereunder were released.

Borrowings under the Term Facility bear interest at the Company’s option at a rate per annum equal to LIBOR plus an applicable margin ranging from 4.00% to 4.50% for eurocurrency term loan borrowings or 3.00% to 3.50% for ABR borrowings and borrowings under the Revolving Facility bear interest at a rate per annum equal to LIBOR plus an applicable margin ranging from 3.75% to 4.25% for LIBOR borrowings or 2.75% to 3.25% for ABR borrowings, in each case depending on the Company’s net first lien leverage ratio for such period.  Undrawn commitments under the Revolving Facility are subject to a commitment fee at a rate per annum of 0.25% of the undrawn revolving commitments and letters of credit are subject to a 0.125% fronting fee and other customary administrative charges.  Borrowings may be made and letters of credit may be issued in U.S. dollars and certain other permitted currencies.  The Credit Facility contains customary ARRC hardwired benchmark replacement language.

On the last day of each fiscal quarter commencing on March 31, 2022, the Company is required to make amortization payments equal to 0.25% of the aggregate principal amount of term loans outstanding immediately after the Closing Date.  The Company is permitted to make voluntary prepayments of the loans, without premium or penalty, from time to time, and is obligated to make mandatory prepayments out of the proceeds of certain asset sales and other recovery events and debt issuances.  Borrowings under the Term Facility mature seven years after the Closing Date, and borrowings under the Revolving Facility mature, and the commitments thereunder terminate, five years after the Closing Date.

Under the terms of the Credit Agreement, beginning on the fiscal quarter ending December 31, 2021 and through December 31, 2023, the Company is required to maintain a Total Net Leverage Ratio of equal to or less than 4.00 to 1.00, which requirement reduces to 3.25 to 1.00 for the fiscal quarter ending March 31, 2024 and thereafter.  The Total Net Leverage Ratio under the Credit Agreement is defined as the ratio of (a) the aggregate principal amount of Consolidated Debt (as defined in the Credit Agreement) of the Company and its subsidiaries as of the last day of the most recently ended Test Period (as defined in the Credit Agreement) minus Unrestricted Cash (as defined in the Credit Agreement) and Permitted Investments (as defined in the Credit Agreement) of the Borrower and its subsidiaries for such Test Period to (b) EBITDA (as defined in the Credit Agreement) for such Test Period.  EBITDA for purposes of these restrictive covenants includes incremental adjustments beyond those included in our EBITDA non-GAAP measure.  Specifically, the Credit Agreement EBITDA definition includes the pro forma impact of EBITDA to be received from certain acquisition-related synergies and cost optimization activities, subject to a 20% cap.

Obligations under the Credit Agreement are secured by a first-priority lien on substantially all of the assets of the Company and certain of its domestic wholly owned subsidiaries (the “Subsidiary Guarantors”), which Subsidiary Guarantors also guarantee the obligations of the Company under the Credit Agreement, subject to certain exceptions.  The Credit Agreement contains customary affirmative and negative covenants customary for facilities of its type, which, among other things, generally limit (with certain exceptions): mergers, amalgamations, or consolidations; the incurrence of additional indebtedness (including guarantees); the incurrence of additional liens; the sale, assignment, lease, conveyance or transfer of assets; certain investments; dividends and stock redemptions or repurchases in excess of certain amounts; transactions with affiliates; engaging in materially different lines of business; payments and modifications of indebtedness or the governing documents of the Company or any Subsidiary Guarantor; and other activities customarily restricted in such agreements.

The Credit Agreement contains customary events of default for facilities of this type.  If an event of default under the Credit Agreement occurs and is continuing, the commitments thereunder may be terminated and the principal amount outstanding thereunder, together with all accrued and unpaid interest and other amounts owed thereunder, may be declared immediately due and payable.

Supplemental Indenture

As previously disclosed, on March 1, 2021, Adtalem Escrow Corporation (the “Escrow Issuer”), a wholly owned subsidiary of the Company, entered into an Indenture, dated March 1, 2021 (the “Indenture”), by and between the Escrow Issuer and U.S. Bank National Association, as trustee and notes collateral agent, pursuant to which the Escrow Issuer issued $800.0 million aggregate principal amount of 5.500% Senior Secured Notes due 2028 (the “Notes”).

Upon issuance of the Notes, the net proceeds of the offering, along with certain additional funds (the “Escrowed Funds”), were deposited into a segregated escrow account.

In connection with the Acquisition, the Escrowed Funds were released from escrow and were used, along with proceeds from the Term Facility and cash on hand, to finance the purchase price payable in connection with the Acquisition and to pay related fees and expenses.

In connection with the release of the Escrowed Funds from escrow, the Escrow Issuer merged with and into the Company, with the Company as the surviving entity in the merger.  By entry into a supplemental indenture to the Indenture (the “Supplemental Indenture”), along with the Subsidiary Guarantors, the Company assumed all of the Escrow Issuer’s obligations as the issuer under the Indenture and the Notes and the Subsidiary Guarantors became guarantors under the Indenture.

Obligations under the Notes are secured by a perfected first-priority lien on substantially all of the assets of the Company and the Subsidiary Guarantors on a pari passu basis with the obligations under the Credit Facility, pursuant to customary intercreditor arrangements.

The foregoing descriptions of the Credit Agreement and the Supplemental Indenture are qualified in their entirety by reference to the Indenture, the Supplemental Indenture and the Credit Agreement, copies of which are filed as Exhibits 4.1, 4.2 and 10.1 hereto and the terms of which are incorporated by reference in this Item 2.03.

None of the Agreement, the Credit Agreement and the Supplemental Indenture are intended to be a source of factual, business or operational information about the Company or its subsidiaries.  The representations, warranties and covenants contained in the Agreement, the Credit Agreement and the Supplemental Indenture were made only for purposes of such agreements and as of specific dates, were solely for the benefit of the parties to such agreements, and may be subject to limitations agreed upon by the parties, including being qualified by disclosures for the purpose of allocating contractual risk between the parties instead of establishing matters as facts; and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors or security holders.  Accordingly, investors should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the parties.

Item 8.01	Other Events.

On the Closing Date, the Company issued a press release announcing the consummation of the Acquisition.  A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference in this Item 8.01.

Item 9.01	Financial Statements and Exhibits.

(a)          Financial Statements of Businesses Acquired.

The Company will file the financial statements required by Item 9.01(a) of Form 8-K by amendment to this Current Report on Form 8-K within the requisite filing period.

(b)          Pro Forma Financial Information.

The Company will file the pro forma financial information required by Item 9.01(b) of Form 8-K by amendment to this Current Report on Form 8-K within the requisite filing period.

(d)          Exhibits.

2.1
Membership Interest Purchase Agreement by and between Adtalem Global Education Inc. and Laureate Education, Inc., dated as of September 11, 2020 (incorporated by reference to Exhibit 2.1 of the Company’s Current Report on Form 8-K (File No. 001-13988) filed with the Securities and Exchange Commission on September 16, 2020).

2.2
Waiver and Amendment to Membership Interest Purchase Agreement by and between Adtalem Global Education Inc. and Laureate Education, Inc., dated as of July 21, 2021 (incorporated by reference to Exhibit 2.1 of the Company’s Current Report on Form 8-K (File No. 001-13988) filed with the Securities and Exchange Commission on July 27, 2021).

4.1
Indenture, dated as of March 1, 2021, by and between Adtalem Escrow Corporation, as escrow issuer, and U.S. Bank National Association, as trustee and notes collateral agent (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K(File No. 001-13988) filed with the Securities and Exchange Commission on March 1, 2021).

4.2
Supplemental Indenture, dated as of August 12, 2021, by and between Adtalem Global Education Inc., as issuer, the parties that are signatories thereto as Subsidiary Guarantors, as subsidiary guarantors, and U.S. Bank National Association, as trustee and notes collateral agent.

10.1
Credit Agreement, dated as of August 12, 2021, by and between Adtalem Global Education Inc., as borrower, the lenders party thereto and Morgan Stanley Senior Funding, Inc., as administrative agent and collateral agent.

99.1	Press Release issued by Adtalem Global Education Inc. on August 12, 2021

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADTALEM GLOBAL EDUCATION INC.

By:	/s/ Douglas G. Beck
Douglas G. Beck
Senior Vice President and General Counsel

Date: August 12, 2021